Exhibit 10.6(4)
Summary of 2023 Incentive Plans

On December 13, 2022, the Human Resources Committee (the “Committee”) of the Pinnacle West Capital Corporation (“Pinnacle West”) Board of Directors (the “Board”) approved the portion of the Arizona Public Service Company (“APS”) 2023 Annual Incentive Award Plan (the “APS Plan”) that provides an incentive award opportunity for Jeffrey B. Guldner, Chairman of the Board, President and Chief Executive Officer of Pinnacle West and Chairman of the Board of Directors and Chief Executive Officer of APS. On December 14, 2022, the Board, acting on the recommendation of the Committee, approved the portion of the APS Plan that includes an incentive award opportunity for Andrew D. Cooper, Senior Vice President and Chief Financial Officer of Pinnacle West and APS, Theodore N. Geisler, President of APS and Robert E. Smith, Executive Vice President, General Counsel and Chief Development Officer of Pinnacle West and APS.

No incentive payments will be awarded under the APS Plan unless Pinnacle West, with respect to Mr. Guldner, or APS, with respect to Messrs. Cooper, Geisler and Smith, each achieves a specified threshold earnings level. The award opportunities for Mr. Guldner under the APS Plan are based on the achievement of specified 2023 Pinnacle West earnings levels and specified business unit performance goals. Mr. Guldner has a target award opportunity of up to 115% of his base salary. Mr. Guldner may earn less or more than the target amount, up to a maximum award opportunity of 230% of base salary, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance. The business unit performance indicators for Mr. Guldner are based on the average results of all five business units (Transmission and Distribution, Customer Experience and Communications, Generation (Non-Nuclear), Corporate Resources and Palo Verde) and consist of employee safety, customer experience, customer affordability and reliability.

The award opportunities for Messrs. Cooper, Geisler and Smith under the APS Plan are based on the achievement of specified 2023 APS earnings levels and specified business unit performance goals. Mr. Cooper has a target award opportunity of up to 70% of his base salary, Mr. Geisler has a target award opportunity of up to 85% of his base salary and Mr. Smith has a target award opportunity of up to 75% of his base salary. Messrs. Cooper, Geisler and Smith may earn less or more than the target amount, up to a maximum award opportunity of 140% for Mr. Cooper, 170% for Mr. Geisler and 150% for Mr. Smith, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance. The business unit performance indicators that will be considered for Messrs. Cooper, Geisler and Smith vary based off the applicable business unit but in all cases are closely tied to the APS Promise and include metrics such as employee safety, customer experience, customer affordability and reliability.

The Committee may adjust targets or incentive results under the APS Plan to reflect unanticipated events or unusual or nonrecurring adjustments to Pinnacle West or APS earnings (as applicable) that arise in the APS Plan year, including without limitation, Arizona Corporation Commission rate-related impacts on earnings. Any awards for Messrs. Guldner, Cooper, Geisler and Smith are subject to potential forfeiture or recovery in accordance with Pinnacle West’s Clawback Policy.